SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                 Interiors, Inc.
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                (Name of Registrant as Specified In Its Charter)


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

                                    INTERIORS

December 4, 2000

Dear Fellow Stockholders:

      You may have received the November 22, 2000 letter from the so-called "Broderick Committee" that attempts to frighten you into concerns about the future of our Company, and makes what we believe to be libelous statements about myself and our management.

      The Broderick Committee consists of three employees of one of our subsidiaries and Mr. Broderick, a former shareholder of that subsidiary, none of whom have invested any of their own funds to buy any stock in Interiors.

      While the Broderick letter is false in the many ways detailed in the attached notice, the basic point I want to make with you is that Interiors is on-track and making substantial progress, and will continue to do so. Recent milestones include:

            o Completion of the rapid growth phase as well as the consolidation phase.

            o Addition of Robert Conologue as Executive Vice President and Chief Financial Officer. Formerly Robert served as Senior Vice President, Finance for Warnaco, Inc., a 2 billion dollar revenue New York Stock exchange listed company. In addition Robert served as Chief Operating Officer of Calvin Klein Jeanswear, a division of Warnaco.

            o Assistance of Jim Bloise, an executive with very substantial operating experience including serving as a Senior Vice President for Operations for Federated Department Stores, a customer of ours.

            o Income from operations for the quarter ended September 30, 2000 was $1.6 million, compared to a loss of $.7 million in the same quarter last year.

      Our efforts to consolidate the rapid expansion Interiors has undergone in the last two years are now starting to bear fruit. Remember, our sales have exploded from $4.8 million for FYE 1997 to approximately $200 million today. We have faith in our course of action, and that is why I have staked my future on our business plan. None of the members of the so-called Broderick Committee have the experience or the personal stake necessary to get Interiors through this transition.

                                 INTERIORS, INC.
                  320 Washington Street Mount Vernon, NY 10553
                  telephone 914 665 5400 facsimile 914 665 5469

      We ask for your support in allowing us to complete the business plan that we began and have pursued diligently on your behalf. Don't let the Broderick Committee grab control of your Company's Board of Directors. There is no doubt in our minds that the members of the Broderick Committee cannot carry out our business plan and offer no plan of their own. Under these circumstances, we urge you to support your management.

      Please sign, date and mail your proxy card TODAY. Remember, the annual meeting will be held on Friday, December 15, 2000.

      We appreciate your prompt attention to voting your shares.

                                       Very truly yours,


                                       Max Munn
                                       Chairman, President & CEO

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  If you have any questions, require assistance in voting your shares, or need additional copies of Interiors' proxy materials, please call our proxy solicitor:

                                   MACKENZIE
                                 PARTNERS, INC.

                                156 Fifth Avenue
                               New York, NY 10010
                           proxy@mackenziepartners.com
                          (212) 929-5500 (call collect)
                                       or
                            TOLL-FREE (800) 322-2885

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

                Important Notice Concerning the Broderick Letter

      The Broderick letter contains numerous misstatements of fact and fails to include information that is necessary for you to make a sound decision. These include:

      (a) "Continuing Losses"

      The Broderick letter states that Interiors has incurred "approximately $26.6 million" of losses "during the past two years".

      In fact, during the last two years the Company continued to aggressively grow its revenues from $13.4 million in 1998 to $170.3 million in 2000 through acquisition. The fact is that the $26 million of "losses" in the last two years were actually the result of an aggressive consolidation and integration program, write offs of assets, including goodwill and losses related to the integration of the Company's West Coast decorative accessory businesses (a consolidation of six small manufacturers), some of which the Company is in the process of selling. Most importantly, these write-offs and losses are not expected to recur in the future.

      For example, income from operations for the quarter ended September 30, 2000 was $1.6 million compared to the loss from operations of $.7 million in the same quarter last year. This positive momentum continued through October when the West Coast decorative accessory business reported net income of $130,000 compared to a net loss of $682,000 in the same month last year.

      (b) "Negative Working Capital and Loan Defaults"

      The Broderick letter alleges that Interiors is "experiencing severe negative working capital" and has defaulted on various lines of credit. We believe this is a misleading and incomplete statement.

      At June 30, 2000, the Company had current assets of $51.0 million and current liabilities of $40.8* million. This represents working capital of over $10 million with cash-on-hand of over $6.5 million. While the current liability classification is appropriate for financial reporting purposes, in fact, neither of our two primary lenders have issued a notice of default to accelerate their debt, and our senior lender just increased our loan availability, part of a $25 million line of credit at 1/2 % over prime!

      * This amount excludes $30.8 million of long-term debt classified as short-term due to technical defaults largely a result of the Company's effort to prevent additional stockholder dilution. Further, the Company is currently negotiating an amended agreement with the mezzanine lenders, which it expects to complete shortly, which would re-classify this debt as long-term.

      (c) "Questionable Loans and Cash Payments"

      The Broderick letter charges that the company's debt carries an extreme interest rate. We again believe this is misleading. The fact is the companies mezzanine debt was incurred by the Company to avoid having other lenders convert their debt into common stock at the currently depressed stock price of Interiors, which would have diluted the interest of all common stockholders.

      As to the criticism of the debt owed by Mrs. Munn, this does not represent cash advanced from Interiors, but are actually obligations incurred by her to buy Interiors stock and on which interest is owed.

      The Broderick letter charges that Mr. Munn's relatives have been unfairly compensated at the expense of Interiors. Furthermore, the letter implies that Mr. Munn acquiesced in these payments as a favor to his relatives, and that is simply incorrect.

      In fact, the payments to Mr. Munn's father and sister arose out of the settlement of litigation against Interiors that may have caused Interiors' bankruptcy and which litigation sought much more than the amounts that were paid in settlement of those suits. Most importantly, in each of those civil actions, Mr. Munn fought on behalf of Interiors in opposition to the claims of his sister and father who were former officers and directors of the Company.

      (d) "Max Munn's Compensation Arrangements"

      The Broderick letter attacks Mr. Munn's compensation and past business history. The letter fails to reflect that over the last four years, Mr. Munn's salary has averaged less than $175,000 and it was only $109,610 as little as four years ago. In criticizing Mr. Munn's current salary, the Broderick group ignores the growth of Interiors' gross sales from $4.7 million to approximately $200 million this year.

      With respect to Mr. Munn's "prior business history", the Broderick letter alleges that Mr. Munn was an officer or director of two companies that filed for bankruptcy. In fact, Mr. Munn was not an officer or director at the time these companies did file for bankruptcy and disassociated himself from either company prior to the time they went into bankruptcy.

      We urge you not to be misled by these false statements and half-truths. Your Board of Directors is continuing to work hard for your investments. Please vote your proxy in support of your Company today.

                                 INTERIORS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 15, 1999

      Max Munn, Robert Conologue and David A. Schwartz, and each of them, with full power of substitution, are hereby authorized to represent and to vote the shares of Class A Common Stock, $.001 par value, and Class B Common Stock, $.001 par value, of Interiors, Inc. held of record by the undersigned on October 27, 2000, as directed and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on December 15, 2000 and at any adjournment or postponement thereof, as if the undersigned were present and voting at the meeting.

      Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked by you at any time prior to its use.

      The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is returned, such shares will be voted FOR all proposals.

      The Board of Directors recommends a vote FOR each of the nominees named in Proposal No. 1 and FOR Proposal No. 2 and Proposal No, 3.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS:  1) Max Munn,  2) Roger Lourie,  3) Richard Josephberg
                        and 4) James G. Bloise

                        |_| For All Nominees       |_| Withhold All Nominees

      To withhold authority to vote for any individual nominee(s), write the nominee's names on the space(s) provided below:

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PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT             FOR |_|   AGAINST |_|  ABSTAIN |_|
OF ARTHUR ANDERSEN LLP AS
INDEPENDENT AUDITORS.

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PROPOSAL NO. 3:

APPROVAL OF ONE FOR TEN                 FOR |_|   AGAINST |_|  ABSTAIN |_|
REVERSE STOCK SPLIT OF THE
COMPANY'S OUTSTANDING COMMON
STOCK WITHOUT ANY DECREASE
IN THE NUMBER OF AUTHORIZED
SHARES OF COMMON STOCK

Dated___________________, 2000          ________________________________________
                                        Signature

Dated___________________, 2000          ________________________________________
                                        Signature if held jointly

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS